Exhibit 10.4

MPS GROUP, INC.

MANAGEMENT SAVINGS PLAN

(Effective as of January 1, 2004)

MPS GROUP, INC.

MANAGEMENT SAVINGS PLAN

TABLE OF CONTENTS

ARTICLE I INTRODUCTION AND ESTABLISHMENT		1

ARTICLE II DEFINITIONS		1

ARTICLE III PARTICIPATION		5
3.1	Eligibility to Participate.	5
3.2	Beneficiary Election.	5

ARTICLE IV PARTICIPANTS’ ACCOUNTS; EMPLOYER CONTRIBUTION CREDITS		6
4.1	Accounting for Participants’ Interests.	6
4.2	Vesting of a Participant’s Account.	7
4.3	Distribution of a Participant’s Periodic Contribution Subaccount Other Than for Death.	7
4.4	Distribution Upon Death.	8
4.5	Hardship.	8
4.6	Gross-up.	8

ARTICLE V PLAN ADMINISTRATOR		8
5.1	Committee.	8
5.2	Right and Duties.	8
5.3	Compensation, Indemnity and Liability.	9
5.4	Taxes.	9

ARTICLE VI CLAIM REVIEW PROCEDURE		10
6.1	Notice of Denial.	10
6.2	Contents of Notice of Denial.	10
6.3	Right to Review.	11
6.4	Application for Review.	11
6.5	Hearing.	12
6.6	Notice of Hearing.	12
6.7	Counsel.	12
6.8	Decision on Review.	12
6.9	Appeals Arbitrator.	13

ARTICLE VII AMENDMENT AND TERMINATION; CHANGE IN CONTROL		13
7.1	Amendments.	13
7.2	Termination of Plan.	14
7.3	Change In Control Provisions.	14

-i-

ARTICLE VIII MISCELLANEOUS		14
8.1	Limitation on Participant’s Rights.	14
8.2	Benefits Unfunded.	14
8.3	Other Plans.	15
8.4	Cooperation and Receipt or Release.	15
8.5	Governing Law.	15
8.6	Gender, Tense and Headings.	15
8.7	Successors and Assigns; Nonalienation of Benefits.	15
8.8	Combination With Other Plan.	16

APPENDIX A

APPENDIX B

-ii-

ARTICLE I

INTRODUCTION AND ESTABLISHMENT

MPS Group, Inc. (“Company”) hereby establishes the MPS Group, Inc. Management Savings Plan (“Plan”) for the benefit of eligible management and highly compensated employees of the Company and its Subsidiaries. The Plan is designed to provide eligible employees savings benefits. In general, the Plan provides for the Company to make annual credits to an account for eligible employees, which account is credited with earnings in accordance with the Plan.

The effective date of the Plan is January 1, 2004 (“Effective Date”).

ARTICLE II

DEFINITIONS

When used in this Plan, the following terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

“Account” means the records maintained by the Plan Administrator to determine each Participant’s interest under this Plan. Such Account may be reflected as an entry in the Company’s (or Employer’s) records, or as a separate account under a trust arrangement, or as a combination of both. The Plan Administrator may establish such subaccounts as it deems necessary for the proper administration of the Plan.

“Appeals Arbitrator” has the meaning ascribed to such term in Section 6.9.

“Beneficiary” means the person(s), trust(s), partnership(s), foundation(s) or other legal entity(ies), including his estate, last designated by the Participant in a proper writing received by the Plan Administrator to receive the vested amount in his Account in the event of such Participant’s death; or if no designation shall be in effect at the time of a Participant’s death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the Participant’s estate or his personal representative.

“Board” means the Board of Directors of the Company.

“Change in Control” means any of the following events:

(a) The acquisition by any “person,” as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, of legal or beneficial ownership of 35% percent or more of either (i) the then outstanding shares of common stock of the Company, or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

(b) Individuals who, on the Effective Date, constitute the Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Board shall be considered as though such individual were a member of the Board as of the date hereof;

(c) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case unless the shareholders of the Company immediately before such reorganization, merger or consolidation own, directly or indirectly, immediately following such reorganization, merger or consolidation at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportion as their ownership of the voting securities immediately before such reorganization, merger or consolidation; or

(d) Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company, or (ii) the sale or other disposition of more than 50% of the assets of the Company within a twelve month period.

“Change in Control Credit” shall have the meaning ascribed to that term in Section 4.1(b).

“Change in Control Subaccount” shall have the meaning ascribed to that term in Section 4.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means MPS Group, Inc., a Florida corporation, or its successor or successors.

“Compensation” means the annual cash compensation (salary plus annual bonus) paid by the Employer to the Participant on account of services for the Plan Year. The Participant’s Compensation shall include amounts deferred by the Participant to any deferred compensation plan of the Employer (whether or not qualified), and any salary reduction amounts contributed to a welfare plan. The term “Compensation” shall not include long-term incentive payments, signing bonuses, income from stock options, restricted stock, or other stock-related awards, car allowances and non-cash remuneration, such as health benefits, life insurance and other fringe benefits.

“Compensation Committee” shall mean the duly authorized compensation committee of the Board of Directors of the Company.

“Disability” shall have the meaning set forth in the Executive’s employment agreement, if any. If the Executive does not have an employment agreement that defines Disability, Disability shall have the meaning set forth in the Employer’s long term disability plan or policy covering the Executive and shall not be considered to have occurred until after the waiting period as required by such plan or policy. If there is no employment agreement defining Disability and there is no long term disability plan or policy covering the Executive, Disability shall mean a physical or mental incapacity which impairs the Participant’s ability to substantially perform his usual duties and services for the Employer for a period of one hundred eighty (180) consecutive days. The determination as to whether Disability exists shall be made by the Plan Administrator based upon the information provided to it.

“Effective Date” means the effective date of this Plan, January 1, 2004.

“Election Form” means the form prescribed by the Plan Administrator on which a Participant may specify his Beneficiary(ies) and the manner of payment of his benefits, subject to the approval of the Plan Administrator.

“Eligible Executive” means a key employee designated as eligible pursuant to Section 3.1. Any dispute regarding any individual’s classification shall be determined by the Plan Administrator in its sole discretion.

“Employer” means the Company and any Subsidiary or related employer designated by the Company to participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Notice of Participation” shall have the meaning ascribed to that term in Section 3.1.

“Participant” means an Eligible Executive who has received Employer contribution credits or has been designated as entitled to receive a Change in Control Credit and whose interest in the Plan has not been wholly distributed.

“Periodic Contribution” means a contribution credit made by the Company pursuant to Section 4.1(a).

“Periodic Contribution Subaccount” shall have the meaning ascribed to that term in Section 4.1(a).

“Plan” means the MPS Group, Inc. Management Savings Plan, as set forth herein and as it may be amended from time to time.

“Plan Administrator” means the Compensation Committee of the Board or, if applicable, another committee appointed pursuant to Article V to administer the Plan.

“Plan Year” means January 1 through the next following December 31.

“Protected Termination of Employment” means the involuntary termination other than a Termination for Cause of the employment of a Participant (designated as entitled to receive a Change in Control Credit) from the Employer:

(a) within the six (6) month period prior to the consummation of any transaction that results in a Change in Control; or

(b) that the Participant can reasonably show (i) was at the direction or request of a third party that had taken steps reasonably calculated to effect a Change in Control provided that such Change in Control is actually consummated within twelve (12) months following such termination, or (ii) occurred in anticipation of a Change in Control provided that such Change in Control is actually consummated within twelve (12) months following such termination.

“Replacement Income Amount” means the amount calculated in accordance with Section 4.1(b).

“Retirement” means termination of the Participant’s employment from the Employer on or after attaining age 56, other than a Termination for Cause.

“Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain. The term “Subsidiary” shall also include a partnership or limited liability company in which the Company or a Subsidiary owns 50% or more of the profits interest or capital interest.

“Termination for Cause” means the involuntary termination of the employment of a Participant from the Employer for any of the following reasons:

(a) as a result of an act or acts by the Participant which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b) as a result of one or more willful acts by Participant which in the good faith judgment of the Board constitute one or more willful violation(s) of law or of policies of the Employer and which result in demonstrably material injury to the Employer;

(c) as a result of an act or acts of proven dishonesty by the Participant resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Participant at the expense of the Employer or shareholders of the Company; or

(d) upon the willful and continued failure by the Participant to perform his duties with the Employer (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability), after the expiration of the cure period (such cure period to be determined in the good faith judgment of the Plan Administrator) stated in a written demand for substantial performance delivered by the Plan Administrator to the Participant, which demand specifically identifies the manner in which the Plan Administrator believes that the Participant has not substantially performed his duties and the applicable cure period to remedy such failure; provided, however, if in the Plan Administrator’s good faith judgment the failure is not curable, then no such cure period shall be required.

For purposes of this Plan no act or failure to act by the Participant shall be deemed to be “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Employer. The determination of whether a termination of employment is a “Termination for Cause” shall be made by the Plan Administrator. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Employer that is binding as of the date of employment termination, and if such employment agreement defines “Cause” or “Good Reason” then the definition of “Cause” or “Good Reason” in such agreement, in lieu of the definition of “Cause” provided above, shall apply to the Participant for purposes of the Plan.

“Valuation Date” means December 31st of each year or the date of an earlier occurring Change in Control and any other date(s) selected by the Plan Administrator as of which the Accounts of Participants are valued while the Plan is in effect.

“Year of Service” means, subject to such break in service rules as the Plan Administrator may establish, each Plan Year in which the Eligible Executive is credited with 1,000 or more Hours of Service with the Employer. Hours of Service shall be determined hereunder in accordance with the Company’s general rules for determining such hours under its tax-qualified plans. Service for credit with predecessor companies shall be granted in the discretion of the Committee as reflected on the Notice of Participation given to an Eligible Executive.

ARTICLE III

PARTICIPATION

3.1 Eligibility to Participate. Prior to, or at the beginning of, each Plan Year, the Compensation Committee of the Board (or its designee) shall specify the Eligible Executives who may receive Periodic Contributions for that Plan Year. For the initial Plan Year, the Compensation Committee of the Board (or its designee) shall specify Eligible Executives within three (3) months after the adoption of the Plan. Such eligibility designation may be made by establishing a minimum compensation level for participation or by the use of such other criteria as the Compensation Committee (or its designee) deems appropriate from time to time (including designating individuals by name). Each Eligible Executive will be notified of his or her eligibility by delivery of a Notice of Participation substantially in the form of Appendix B hereto.

3.2 Beneficiary Election. The Eligible Executive shall designate on the Election Form provided by the Plan Administrator one or more Beneficiary(ies) to receive payment of amounts in his Account in the event of death. If the Plan Administrator has received more than one Election Form for any Eligible Executive or Participant, the Plan Administrator shall be obligated to observe only the latest of such Election Forms on file as determined by the Plan Administrator’s own records for any or all payment of amounts in an Account under the Plan. In the case of receipt by the Plan Administrator of formal written notice of a disputed claim of entitlement to any amounts in an Account before payment is made in accordance with this provision, the Plan Administrator shall be entitled to hold all amounts in such Account pending instructions by a court of competent jurisdiction or to deposit all amounts in such Account with such a court and notify the disputing parties of such act and that the Plan Administrator has discharged its duties under the Plan.

ARTICLE IV

PARTICIPANTS’ ACCOUNTS; EMPLOYER CONTRIBUTION CREDITS

4.1	Accounting for Participants’ Interests.

(a) Periodic Contribution Subaccount. The Company shall establish a “Periodic Contribution Subaccount” for each Participant under the Plan. Thereafter, unless the Compensation Committee otherwise determines, as of the end of each Plan Year (or as of such other date as the Compensation Committee may determine), there shall be credited to the Periodic Contribution Subaccount of each Eligible Executive who is employed on the last day of the Plan Year and who has a Year of Service for such Plan Year an amount equal to a percentage of the Eligible Executive’s Compensation for such Plan Year. The annual percentage contribution credit received by each Eligible Executive shall be five percent (5%) of Compensation; provided, that each year the Compensation Committee may, in its sole discretion, increase or decrease such percentage amount for the year for an Eligible Executive, but in no event shall the percentage contribution credit be less than five percent (5%) of Compensation.

(b) Change in Control Subaccount. The Compensation Committee of the Board may at any time designate any Participant as entitled to receive a credit upon a Change in Control (a “Change in Control Credit”). Once a Participant is so designated, such designation may not be rescinded. With respect to any Participant who has been designated as entitled to receive a Change in Control Credit, the Company shall establish a “Change in Control Subaccount” and there shall be credited to such Participant’s Change in Control Subaccount as of the date of a Change in Control (if such Participant is employed by the Employer on the date of the Change in Control or experienced a Protected Termination of Employment) a Change in Control Credit in an amount equal to the Replacement Income Amount, minus the value of the Participant’s Periodic Contribution Subaccount on the date of the Change in Control. The Replacement Income Amount is calculated pursuant to this Section 4.1(b), as follows:

(i) First, calculate the annual amount of replacement income determined by multiplying 50% by the annual average of the Compensation earned by the Participant during the three (3) full calendar years of employment immediately preceding the calendar year in which the Change in Control occurs. If a Participant was not employed for all twelve (12) months of a calendar year, the Compensation earned for that calendar year shall be adjusted to reflect the amount that would have been earned had the Participant been employed for twelve (12) months.

(ii) Second, determine the lump sum present value, as of the date of the Change in Control, of a single life annuity that will provide the annual amount of replacement income calculated in Section 4.1(b)(i) beginning when the Participant would attain age 56 and continuing for his or her life, or if the Participant has already attained the age of 56, then from his or her age on the date of the Change in Control and continuing for his or her life. This calculated lump sum amount is the Replacement Income Amount.

(iii) For purposes of determining the Replacement Income Amount, the following actuarial assumptions shall be used:

(A) 1994 Group Annuity Reserve table using blended 50% male and female rates; and

(B) The “applicable interest rate” specified in Code Section 417(e)(3) or subsequent legislation.

(c) Investment Performance. The Plan Administrator shall permit each Participant to direct the investment of his Account and may establish any number or type of investment alternatives from time to time in the Plan Administrator’s reasonable discretion from which a Participant may elect on his Election Form to invest all or any part of his Accounts. A crediting rate contributed by the Company could be established in the Compensation Committee’s discretion as among the alternatives to be selected by the Participants. Each Account will be credited each Valuation Date with the earnings and losses of the investments designated by the Participant since the preceding Valuation Date in such manner as may be determined by the Plan Administrator.

4.2 Vesting of a Participant’s Account. A Participant’s Change in Control Subaccount shall always be 100% vested and nonforfeitable. A Participant’s interest in the amount credited to his Periodic Contribution Subaccount shall become 100% vested and nonforfeitable upon the earliest of his death, Disability, Retirement or a Change in Control. The Participant’s interest in the amount credited to his Periodic Contribution Subaccount shall also become vested upon the completion of five (5) or more Years of Service provided, however, if the Participant incurs a Termination for Cause (whether before or after the completion of such five (5) Years of Service), or if the Participant’s employment is otherwise terminated prior to vesting as provided in this or the preceding sentence, his entire Periodic Contribution Subaccount shall be forfeited.

4.3 Distribution of a Participant’s Periodic Contribution Subaccount Other Than for Death. Subject to modification upon a Change in Control, as specified in Section 7.3, a Participant’s Periodic Contribution Subaccount shall be distributed as follows: The vested amounts (determined in accordance with Section 4.2) credited to a Participant’s Periodic Contribution Subaccount shall be payable in a lump sum as soon as practical after the Participant’s Disability or termination from employment, unless, in the case of a termination other than for Disability, the Participant has elected a delayed payment date and/or payment in installments and such installment payment election has been approved by the Plan Administrator on the Election Form; provided that the lump sum payment shall be made not later than the year in which the Participant attains age 65 and the last installment payment shall be made not later than the year in which the Participant attains age 75. The Plan Administrator may establish rules to permit Participants to change the form and timing of their payment election; provided that no such change shall be effective unless it is made at least two (2) years prior to the Participant’s termination from employment. All amounts shall be paid in cash.

4.4 Distribution Upon Death. In the event of the Participant’s death, the Participant’s Beneficiary shall be paid the greater of (i) the Participant’s Account as of the date of death, or (ii) the amount specified in Appendix A of this Plan. All such amounts shall be paid to the Participant’s Beneficiary as soon as reasonably practicable after the Participant’s death and shall be paid in a single lump sum in cash.

4.5 Hardship. A Participant who is suffering an unforeseen and severe financial hardship as a result of (i) an illness or accident of the Participant or his immediately family, (ii)

loss of Participant’s property due to casualty, or (iii) for such other reasons as the Plan Administrator may establish, may file a written request with the Plan Administrator for distribution of all or a portion of the amount credited to his Account. The Plan Administrator shall have the sole discretion to determine whether to grant a Participant’s hardship request and the amount to distribute to the Participant.

4.6 Gross-up. To the extent designated by the Compensation Committee and reflected on a Notice of Participation, if any amounts credited under this Plan result in the imposition, under Code Sections 280G/4999, of an excise tax on a Participant, the Company will pay the Participant an additional amount to make the Participant “whole” for certain excise or penalty taxes the Participant must pay as a result of the imposition of the excise tax. The amount of gross-up specified on the Notice of Participation will specify for which taxes the Participant is being grossed-up. In addition, to the extent that a Participant has an employment agreement with the Company specifying that the Participant will receive a gross-up payment to offset excise taxes on the Participant under Code Sections 280G/4999 for payments received from the Employer, then such Participant shall be entitled to application of such employment agreement provisions to amounts credited under this Plan (but such Participant shall be entitled to only a single instance of gross-up benefits from any source for amounts credited under the Plan, it not being the intention to duplicate gross-up benefits for amounts credited hereunder to any one Participant).

ARTICLE V

PLAN ADMINISTRATOR

5.1 Committee. The Plan Administrator shall be the Compensation Committee or such committee as may be designated by the Compensation Committee to administer and manage the Plan. Members of any committee shall not be required to be employees of the Company or Participants. Action of the Plan Administrator may be taken with or without a meeting of committee members. If a member of the committee is a Participant in the Plan, he shall not participate in any decision which solely affects his own Account. Upon the occurrence of a Change in Control, the individual or individuals serving in the capacity of Plan Administrator on the date of the Change in Control may not be changed by the Compensation Committee or Board without the approval of a majority of the Participants or until such time as all benefits due to Participants have been paid to the applicable Participant or Beneficiary or a trust formed pursuant to Section 8.2 has been fully funded.

5.2 Right and Duties. The Plan Administrator shall have the discretionary authority to administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) to construe, interpret and administer this Plan;

(b) to make allocations and determinations required by this Plan, and to maintain records relating to Participants’ Accounts;

(c) to compute and certify to the Company the amount and kinds of benefits payable to Participants or their beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) to authorize all disbursements by the Company pursuant to this Plan;

(e) to maintain (or cause to be maintained) all the necessary records of the administration of this Plan;

(f) to make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) to delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder; and

(h) to hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Plan Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount and manner of payment of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

5.3 Compensation, Indemnity and Liability. The Plan Administrator shall serve as such without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator shall be paid by the Company. If the Plan Administrator is a committee, no member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Plan Administrator and each member of the committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

5.4 Taxes. Subject to Section 4.6, if the whole or any part of any Participant’s Account shall become liable for the payment of any estate, inheritance, income or other tax which the Company shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant whose interests hereunder are so liable. The Company shall provide notice of any such withholding. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

ARTICLE VI

CLAIM REVIEW PROCEDURE

6.1 Notice of Denial. If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s Disability, an additional extension of up to thirty (30) days beyond the initial thirty-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial thirty-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

6.2 Contents of Notice of Denial. If a Participant or Beneficiary is denied a claim for benefits under a Plan, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:

(a) the specific reasons for the denial;

(b) specific references to the pertinent provisions of the Plan on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA after exhausting any administrative or contractual remedies, following an adverse benefit determination on review;

(e) in the case of a claim for benefits due to a Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion, or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(f) in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

6.3 Right to Review. After receiving written notice of the denial of a claim, a claimant or the claimant’s representative shall be entitled to:

(a) request a full and fair review of the denial of the claim, by written application to the Plan Administrator (or Appeals Arbitrator in the case of a claim for benefits payable due to a Participant’s Disability);

(b) request, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim;

(c) submit written comments, documents, records and other information relating to the denied claim to the Plan Administrator or Appeals Arbitrator, as applicable; and

(d) a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.4 Application for Review.

(a) If a claimant wishes a review of the decision denying the claim to benefits under the Plan, other than a claim described in Section 6.4 (b), the claimant must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

(b) If the claimant wishes a review of the decision denying the claimant’s claim to benefits under the Plan due to the claimant’s Disability, the claimant must submit the written application to the Appeals Arbitrator within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug or other item is experimental, investigational or not medically necessary or appropriate), the Appeals Arbitrator shall:

(i) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(ii) identify the medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.

Notwithstanding the foregoing, the health care professional consulted pursuant to this Section 6.4 (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

6.5 Hearing. Upon receiving such written application for review, the Plan Administrator or Appeals Arbitrator, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator or Appeals Arbitrator received such written application for review.

6.6 Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and the claimant’s representative designated in writing by him, if any, shall receive written notice of the date, time and place of such scheduled hearing. The claimant or the claimant’s representative, if any, may request that the hearing be rescheduled, for the claimant’s convenience, on another reasonable date or at another reasonable time or place.

6.7 Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

6.8 Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Arbitrator, as applicable, shall submit its decision on the review in writing to the claimant involved and to the claimant’s representative, if any, unless the Plan Administrator or Appeals Arbitrator determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Arbitrator determines that the extension of time is required, the Plan Administrator or Appeals Arbitrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty-day (forty-five-day with respect to a claim for benefits due to the Participant’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Arbitrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Arbitrator shall provide to the claimant written notice of the denial which shall include:

(a) the specific reasons for the decision;

(b) specific references to the pertinent provisions of the Plan on which the decision is based;

(c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

(d) an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA after exhausting any administrative or contractual remedies, following the denial of the claim upon review;

(e) in the case of a claim for benefits due to the Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion, or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(f) in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(g) in the case of a claim for benefits due to a Participant’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.

6.9 Appeals Arbitrator. The Company shall appoint an individual or entity to determine appeals due to disability (the “Appeals Arbitrator”). The Appeals Arbitrator shall be required to review claims for benefits payable due to a Participant’s Disability that are initially denied by the Plan Administrator and for which the claimant requests a full and fair review pursuant to Section 6.3. The Appeals Arbitrator may not be the individual who made the initial adverse determination with respect to any claim the Appeals Arbitrator reviews and may not be a subordinate of any individual who made the initial adverse determination. The Appeals Arbitrator may be removed in the same manner in which appointed or may resign at any time by written notice of resignation to the Company. Upon such removal or resignation, the Company shall appoint a successor.

ARTICLE VII

AMENDMENT AND TERMINATION; CHANGE IN CONTROL

7.1 Amendments. The Company (or its designee) shall have the right in its sole discretion to amend this Plan in any manner at any time; provided, however, that no such amendment shall:

(a) reduce the Participant’s vested interest in his Account at that time;

(b) modify the definition of Change in Control or modify Section 4.1(b) in a manner that would result in a decrease in a Participant’s anticipated benefit or modify Section 7.3 in a manner adverse to applicable Participants;

(c) reduce the number of distribution alternatives

(d) accelerate payouts from the Plan.

Any amendment shall be in writing and executed by a duly authorized officer of the Company. All Participants shall be bound by such amendment.

7.2 Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. Subject to Section 7.3, the Company reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). If the Plan is terminated, the Plan Administrator shall be notified of such action in a writing executed by a duly authorized officer of the Company, and the Plan shall be terminated at the time therein set forth. Termination of the Plan shall be binding on all Participants, but in no event may such termination reduce the amounts credited at that time to any Participant’s Account. If this Plan is terminated, amounts theretofore credited to Participant’s Periodic Contribution Subaccount, including interest and earnings from the last Valuation Date to the termination date, shall be paid in a lump sum immediately.

7.3 Change In Control Provisions. Notwithstanding anything contained in this Plan to the contrary, the Participant’s Account shall become fully vested on the date of a Change in Control and the Company (or, if a trust has been established in accordance with Section 8.2 hereof, the trust) shall, within thirty (30) days of the Change in Control, pay to the Participant a lump sum cash payment of the full amount credited to his Periodic Contribution Subaccount and Change in Control Subaccount, with earnings determined under Sections 4.1 (a), (b) and (c) credited thereto to the date of payment. The Plan may not be terminated in anticipation of a Change in Control or within six (6) months prior to the beginning of any transaction that results in a Change in Control.

ARTICLE VIII

MISCELLANEOUS

8.1 Limitation on Participant’s Rights. Participation in this Plan shall not give any Participant the right to be retained in the Company’s employ or the employ of any Employer, or any right or interest in this Plan or any assets of the Company other than as herein provided. The Company reserves the right to terminate the employment of any Participant without any liability for any claim against the Employer under this Plan, except to pay any benefits provided for herein.

8.2 Benefits Unfunded.

(a) The benefits provided by this Plan shall be unfunded. All amounts payable under this Plan to Participants shall be paid from the general assets of the Company, and nothing contained in this Plan shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of the Company, and Participants shall have the status of general unsecured creditors of the Company under the Plan with respect to any obligation of the Company to pay benefits pursuant hereto. Any funds of the Company available to pay benefits pursuant to the Plan shall be subject to the claims of general creditors of the Company, and may be used for any purpose by the Company.

(b) Notwithstanding the preceding paragraph, the Company may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, only to the extent provided in the trust, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Plan Administrator shall direct the trustee to pay such benefits to the Participant from the assets of the trust.

(c) At the time a Change in Control occurs, if the Company has established a trust in accordance with Section 8.2(b) hereof, the Company shall transfer cash and/or other assets to said trust in an amount equal to the total amount of all the benefits payable hereunder to the Participants or Beneficiaries as set forth in Section 7.3.

8.3 Other Plans. This Plan shall not affect the right of any Eligible Executive or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.

8.4 Cooperation and Receipt or Release. If the Company chooses to use insurance on the life of the Participant as a means of assisting the Company in meeting its obligation under the Plan, the Participant must cooperate with the Company or forfeit any right to benefits. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Company and any Employer, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.5 Governing Law. This Plan shall be construed, administered and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of Florida without regard to conflicts of law principles. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

8.6 Gender, Tense and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

8.7 Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not (except as provided in Section 5.4) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to, or purchaser of, substantially all of the business or assets of the Company to expressly agree to assume and perform this Agreement in the same manner that the Company would be required to perform it.

8.8 Combination With Other Plan. The Plan may be combined or merged with other plans of the Company to the extent such merger or combination does not result in terms contrary to the terms of the Plan, and the Plan Administrator shall establish the terms and conditions relating to any such merger.

[Remainder of Page Intentionally Left Blank]

APPENDIX A

AMOUNT OF DEATH BENEFIT UNDER SECTION 4.4(ii)

APPENDIX B

FORM OF NOTICE OF PARTICIPATION

NOTICE OF PARTICIPATION

MPS GROUP, INC. MANAGEMENT SAVINGS PLAN

(200X)

Name:	[Name]
Position:	[Title]

This document serves as notification of the terms of your participation in the MPS Group, Inc. Management Savings Plan.

Eligible	Executive: [Name] is an Eligible Executive for Periodic Contributions for the 200X Plan Year.

Change	in Control: [Name] is designated as entitled to receive a credit upon a Change in Control.

Gross-Up:	[Name] is entitled to a gross-up payment in the amount of all taxes, excise taxes, imposed on Participant due to amounts paid or credited under the Plan.